As filed with the Securities and Exchange Commission on January 10, 2019

Registration No. 333-221874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEWELL BRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3514169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
221 River Street
Hoboken, New Jersey 07030
(Address of principal executive offices, including zip code)
Rexair LLC Retirement Savings and Investment Plan
(Full title of the plan)
Bradford R. Turner
Chief Legal Officer and Administrative Officer and Corporate Secretary
221 River Street
Hoboken, New Jersey 07030
(Name and address of agent for service)
(201) 610-6600
(Telephone number, including area code, of agent for service)
With copies to:
Joel T. May, Esq.
Jones Day
1420 Peachtree Street
Atlanta, GA 30309
(404) 521-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Newell Brands Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (Registration No. 333-221874), on December 1, 2017 (the “Registration Statement) to register in aggregate 100,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and associated plan interests, in each case, to be offered or sold pursuant to the Rexair LLC Retirement Savings and Investment Plan (the “Plan”).
Effective as of January 10, 2019, the Company terminated the option to invest new contributions into the Newell Brands Inc. Common Stock Fund under the Plan. In accordance with the undertakings contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of Common Stock and associated plan interests, registered pursuant to the Registration Statement, that have not been issued under the Plan.
This Post-Effective Amendment No. 1 to the Registration Statement shall become effective upon filing with the SEC pursuant to Rule 464 under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on the 10th day of January, 2019.
NEWELL BRANDS INC.
(Registrant)
By:/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

No other person is required to sign this post-effective amendment to the Registration Statement on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator of the Rexair LLC Retirement Savings and Investment Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on the 10th day of January, 2019.

REXAIR LLC RETIREMENT SAVINGS AND INVESTMENT PLAN
By:/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary